Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

HURRICANE IMPACT ON EARNINGS

October 20, 2004 (The Woodlands, Texas), TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE: TTI) today announced that Hurricane Ivan and other tropical weather impacted its third quarter results.

Geoffrey M. Hertel, Chief Executive Officer, stated, “Our third quarter earnings have been negatively impacted by cautionary suspensions of our offshore activities and actual storm damage. We made negligible profits in September, with almost all of our earnings for the quarter occurring in July and August. Even with the storm’s effects, we now estimate third quarter earnings will approximate second quarter levels of $0.22 per share. The primary areas impacted by the weather were domestic fluids and, within the Well Abandonment & Decommissioning Division (WA&D), inland waters, offshore P&A and Maritech. While all segments have now returned to work, a portion of Maritech’s production is still shut-in.

“The residual impact from the storms may actually benefit our operations in late 2004 and into 2005. The energy industry experienced significant damage to its infrastructure in the Gulf of Mexico from the storms. We believe that because of this damage there will be opportunities for TETRA to achieve higher utilization than originally anticipated for some of our equipment spreads and personnel within our WA&D Division, in the future. The timing of this work is indeterminate, as much of this remedial activity has been put on hold, while companies assess actual damage and evaluate their options regarding repairs. When the repair of significantly damaged infrastructure begins, TETRA expects to secure some of this work. If the work begins in the fourth quarter of 2004, it could have positive implications for earnings in late 2004 as well as 2005.

“Regardless of the timing of actual repairs, Hurricane Ivan has created a heightened awareness of the significant additional abandonment and decommissioning costs that can be incurred with the catastrophic loss of offshore platforms, wells or pipelines. We believe this will further stimulate growth of our well abandonment and decommissioning business in the years to come,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-

looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4398

www.tetratec.com

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